NEXXUS
INTERNATIONAL

**November 3, 2006**

Private and Confidential

Mr. Donald Goree, Chairman
Attention: Mr. Azur Holdings Inc.
633 SE Third Avenue, Suite 203
Ft. Lauderdale, FL 33432

Dear Mr. Goree:

We are pleased to advise you of our firm commitment to provide financing to Azur Holdings, Inc.

This letter agreement confirms the terms and conditions upon which Nexxus One Capital Trust of Switzerland AG ("Nexxus One" or the "Lead Manager") commits to lend and/or capitalize Azur Holdings, Inc. and/or its assignees ("Azur") in the aggregate principal amount equaling the lesser of: i) US$50 Million; or ii) eighty percent (80%) of the current value property known as Shell Landing Development based on a current MAI appraisal on the property (collectively the "Funding").

The terms of this commitment are as follows:

Engagement of the Lead Manager. AZUR has engaged the Lead Manager to act as lead manager for the Funding by a select group of international banks led by Deutsche Bank, assembled by the lead manager, to be coordinated by NEXXUS ONE CAPITAL TRUST OF SWITZERLAND AG. (See Attached)

1. Designation of Co-Managers. AZUR agrees that it will not appoint any third parties as dealer managers or co-managers or in any other similar capacity to conduct the Funding.

2. Indemnification and Contribution. In consideration of the engagement hereunder, AZUR agrees to the indemnification and contribution provisions set forth in Annex A hereto, which provisions are incorporated by reference herein and constitute a part hereof.

3. Coupon: WSJ Prime plus 4.0%, subject to a floor of 8% payable quarterly.

4. Term: Two (2) Years from Closing

5. Principal Amortization: The Company shall reduce the principal amount of the note by 1/20th per month starting 365 days after the closing.

6. Closing: Closing to occur within 10 days of an MIA appraisal or on or before December 29th 2006.

NEXXUS

6. Fees and Expenses. AZUR agrees to pay the Lead Manager all reasonable and documented due diligence expenses of Nexxus and its Advisor at closing not to exceed thirty thousand dollars ($30,000).

AZUR on execution hereof shall transfer for initial work phases of the Funding a Commitment fee deemed to be earned in full and non-refundable and shall be equal to 1.0% of the principal amount of the Senior Secured Redeemable Note of US$50 million (the "Commitment Fee") 169,920 shares (payable in REG S shares) via Lead Manager Instructions. AZUR will have the right to extent funding to an aggregate principal amount up to US$50 million subject to eighty percent 80% of the current appraised value as reflected on an acceptable MAI appraisal on Shell Landing (the "Property") for a period of two (2) years after initial funding.

Financial Advisory Fee. In addition, AZUR At closing, the Company will pay the Investor's advisor, McMahan Securities Corporate Finance LLC (the "Advisor"), a fee cash equal to four percent (4%) of the principal amount of the Senior Secured Redeemable Note.

AZUR agrees to pay for the following fees and expenses in relation to the Funding: (i) the fees, disbursements and expenses of AZUR's U.S., Frankfurt and other counsel; (ii) any fees charged by securities rating agencies for rating the Securities; (iii) fees and expenses relating to the inclusion of the Securities on PORTAL and the listing of the Securities on the Frankfurt Stock Exchange; (iv) the fees and expenses of the indenture trustee or fiscal, registrar, transfer and paying agent; ((v) the fees and expenses of the independent real estate engineering evaluation firm evaluating the real estate reserves to be pledged as collateral security;

AZUR agrees that all amounts payable hereunder shall be paid in U.S. dollars and free and clear of, and without any deduction or withholding for or on account of, any current or future taxes, levies, imposts, duties, charges or other deductions or withholdings levied in any jurisdiction from or through which payment is made, unless such deduction or withholding is required by applicable law, in which event AZUR will pay additional amounts so that the persons entitled to such payments will receive the amount that such persons would otherwise have received but for such deduction or withholding.

Collateral: The Senior Secured Redeemable Note will be secured by a first position lien on all assets of the Company, including the Property, and the assets of the Company's subsidiaries. The Company will also pledge its shares of existing and acquired subsidiaries. So long as the Senior Secured Redeemable Note is outstanding the Company will not permit any other encumbrances on the Collateral without the prior written consent of the Investor.

Land and Block Sales: The Company has advised the Investor that it intends to sell lots and blocks of the Property located in Gautier, Mississippi and owned of record by Azur Shell Landing Resort Inc. and Azur Shell Landing Development II LLC and encumbered by the Deed of Trust (the "Lots" and "Block Property"). Upon the conditions set forth herein and upon the closing of the first sale of all or part of each Lot or Block Sale Property, the Company will apply 60% of the proceeds realized after the Company's customary closing costs (e.g. attorney fees, real estate commissions, etc.) are paid (a "Lot Sale Prepayment" or a "Block Sale Prepayment") to a prepayment of the amounts due under the Senior Secured Redeemable Note. Concurrently with the prepayment to NEXXUS from the proceeds of the sale of a Lot or Block Property, NEXXUS shall instruct its agent or the closing attorney to release its portion of the lien under the Deed of Trust to the respective Lot or Block sold. NEXXUS shall apply the Lot Sale Prepayment and Block Sale Prepayment first to any accrued, but unpaid interest, and next to reduce the principal amount hereunder.

NEXXUS
INTERNATIONAL

Shell Landing Property: At closing the Company will issue NEXXUS and/or its assigns fifteen percent (15.0%) of the equity in the Property.

Azur International: At closing the Company will issue to NEXXUS and/or its assigns the unfettered rights for the re-capitalization of the Company, subject to an undiluted interest (post reorganization or merger) of five percent (5%) to the Company. This would also be post dividend distribution to current shareholders of record of the Company's shares currently owned by Azur International, Inc. There shall be a limit of 12 months to complete the re-organization and re-capitalization of this company.

3. Broken Deal Expenses. In the event the Funding is not consummated due to a decision by AZUR not to proceed for any reason, AZUR will reimburse the Lead Manager for all out-of-pocket expenses (including fees and disbursements of its U.S., Frankfurt and other counsel and any applicable taxes in connection therewith) incurred by the Lead Manager in connection with the Funding contemplated hereby up to a maximum of 1.0% of the principal amount of the Senior Secured Redeemable Note.

4. Future Financings. AZUR agrees that for a period of two (2) years from the date of execution hereof, Nexxus One Securities shall have the right of first refusal the act on behalf of AZUR as advisor, placement agent, broker and or investment bankers in respect of any and all subsequent debt or equity private or public financings of AZUR.

5. As additional consideration to the fees payable in paragraph 5 hereof, on closing AZUR shall issue the Lead Manager at closing, the Investor will be issued five-year warrants to purchase common shares in an amount equal to twenty percent (20.0%) of the then total number of voting common shares of AZUR that are issued and outstanding immediately prior to closing on a fully diluted basis at an exercise price of $0.01 per share (the "Investor Warrants"). The Investor Warrants will contain a cashless exercise feature and the exercise price will be subject to adjustment for customary anti-dilution events as well as any issuances by the Company during the term of the Investor Warrants of any shares of its common stock or any additional securities with an equity component that is exchangeable, exercisable or Redeemable into common stock at a price less than the then applicable exercise price of the Investor Warrants. Of total number of five-year warrants, 20% of that total will be exercisable upon closing of the funding contemplated herein, 20% will become exercisable six months after closing, 20% twelve months after closing, 20% eighteen months after closing and 20% twenty four months after closing.

6. Disclosure. In connection with its engagement hereunder, the Lead Manager will assist AZUR in preparing, in preliminary and final form, an Funding memorandum, prospectus or other document to be used in connection with the Funding (the "Funding Document"). AZUR agrees to furnish the Lead Manager with all financial, economic, statistical and other information concerning AZUR and related matters (the "Information"), which the Lead Manager may reasonably request for inclusion in the Funding Document or for purposes of carrying out the engagement hereunder. AZUR represents and warrants that the Funding Document, when distributed to investors in connection with the Funding, will be complete and correct in all material respects and will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

AZUR agrees that it will notify the Lead Manager promptly (i) of any material adverse change, or development that may reasonably be expected to lead to any material adverse change, in the economic, political or financial condition or prospects of AZUR and (ii) concerning any statement contained in any Funding Document or in any Information provided to the Lead Manager which is inaccurate, incomplete or misleading in any material respect. AZUR acknowledges that the Lead Manager may rely, without independent verification, upon the accuracy and completeness of the Information and the Funding Document, and that the Lead Manager do not assume any responsibility thereof.

AZUR hereby acknowledges the proprietary nature of the products and services that the Lead Manager may provide to AZUR hereunder, and AZUR agrees not to disclose to any person the contents of any documents, structural characteristics or similar matters relating to the Securities prepared by or on behalf of the Lead Manager or its counsel (other than to AZUR 's officials and employees, counsel and regulatory authorities and other experts and agents, and any rating agency in connection with the Funding) without obtaining the Lead Manager's prior written consent, except that such proprietary information may be disclosed only (i) to the extent required by applicable law or regulation or any judicial or governmental authority, as AZUR may be advised by counsel, (ii) to the extent that such information becomes publicly available other than by reason of disclosure by AZUR, (iii) to the extent that such information was or becomes available to AZUR from a source which is not reasonably known by AZUR to be subject to a confidentiality obligation to the Lead Manager or (iv) to the extent it is included in the preliminary or final Funding Document.

7. Restrictions on Issuance of Debt. Unless otherwise agreed to in writing by the Lead Manager, AZUR agrees during the course of this engagement and, if the Funding is consummated, for three months following the closing of the Funding not to offer, sell, contract to sell, issue or otherwise dispose of (other than through the Funding) any debt securities governed by the law of any jurisdiction in the United States, the United Kingdom or Europe and offered and sold in the international capital markets.

8. Engagement Period, Termination and Survival. The Lead Manager's engagement under this letter agreement will continue until the earliest of (i) the closing of the sale of the Securities and the receipt by AZUR of the proceeds thereof, (ii) the date of any termination of this letter agreement pursuant to its terms and (iii) the date that is six months after the date hereof. The Lead Manager's engagement hereunder may be terminated by the Lead Manager or AZUR at any time upon written notice to the other party. The provisions of this letter agreement relating to keeping information confidential, the payment of fees and expenses, indemnification and contribution, and governing law and submission to jurisdiction (including, without limitation, the waiver of sovereign and other immunity) will survive any termination or expiration of this letter agreement. For the avoidance of doubt, in the event of termination or expiration of the Lead Manager's engagement pursuant to this paragraph 11, the provisions of paragraph 5 hereof shall survive.

If AZUR terminates the Lead Manager's engagement hereunder other than because of bad faith, gross negligence, or willful misconduct of the Lead Manager with respect to this letter agreement, or if the Lead Manager shall terminate its engagement hereunder because of the bad faith, gross negligence or willful misconduct of AZUR , then AZUR agrees that if, at any time during the period of six months after such termination of this letter agreement, AZUR or any of AZUR 's affiliates shall conduct any Funding of Securities or any related or similar transactions of the kind contemplated hereunder, AZUR shall pay to the Lead Manager an amount equal to the fees that the Lead Manager would otherwise have been entitled to receive for a consummated Funding under this letter agreement.

NEXXUS INTERNATIONAL

9. Confidentiality. The Lead Manager agree to use all non-public information identified as such and provided in writing to them by or on behalf of AZUR hereunder for the purpose of providing the services which are the subject of this letter agreement and to treat all such information confidentially, provided that nothing herein shall prevent the Lead Manager from disclosing any such information (i) to any rating agencies, (ii) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, (iii) upon the request or demand of any regulatory authority having jurisdiction over either the Lead Manager or any of their affiliates, (iv) to the extent that such information becomes publicly available other than by reason of disclosure by either of the Lead Manager or their affiliates, (v) to the extent that such information was or becomes available to either of the Lead Manager or their affiliates from a source which is not reasonably known by the Lead Manager to be subject to a confidentiality obligation to AZUR or AZUR's affiliates, (vi) to the Lead Manager's affiliates and its respective employees, counsel and independent auditors and other experts or agents who may have a need to know such information in connection with the Funding or the provision of any other services by the Lead Manager or their affiliates to AZUR and its affiliates, or (vii) to the extent it is included in the preliminary or final Funding Document. In the case of any disclosure referred to in clause (iii) or (iv) above, the Lead Manager shall use reasonable efforts to provide AZUR with reasonable notice prior to making such disclosure.

AZUR agrees that, after the completion of the Funding, the Lead Manager may, at its option and expense and with the prior notice to AZUR, publish an announcement in such newspapers, periodicals and other publications as they may elect which describes the terms of the Funding and the Lead Manager's participation therein.

10. Matters Relating to Engagement. AZUR acknowledges that the Lead Manager have been retained solely to provide the services set forth in this letter agreement. In rendering such services, the Lead Manager shall act as independent contractors, and any duties of the Lead Manager arising out of their engagement hereunder shall be owed solely to AZUR. AZUR further acknowledges that the Lead Manager may perform certain of the services described herein through one or more of their affiliates.

AZUR acknowledges that the Lead Manager or its affiliates **may not** be a securities firm that is engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of trading and brokerage activities, the Lead Manager and its respective affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for their own accounts or the accounts of customers, in securities of AZUR, its respective affiliates or other entities that may be involved in the transactions contemplated hereby. AZUR acknowledges that the Lead Manager and its respective affiliates may from time to time perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to AZUR. AZUR also acknowledges that the Lead Manager and their affiliates have no obligation to use in connection with the transactions contemplated by this letter agreement, or to furnish to AZUR, confidential information obtained from other persons.

In addition, AZUR acknowledges and agrees that each Lead Manager's research analysts and departments are subject to certain regulations and internal policies. AZUR agrees that the engagement of each Lead Manager hereunder is not conditioned upon the publication of or failure to publish particular views of or research reports with respect to AZUR's debt securities or proposed Funding.

NEXXUS INTERNATIONAL

AZUR acknowledges and agrees that the Lead Manager are not, and do not hold themselves out to be, advisors as to legal, tax, accounting or regulatory matters in any jurisdiction. AZUR shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the risks, benefits and suitability of the transactions contemplated by this letter agreement, and the Lead Manager shall have no responsibility or liability to AZUR with respect thereto.

11. Governing Law and Submission to Jurisdiction; Judgment Currency. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Florida. To the greatest extent permitted by applicable law, AZUR and the Lead Manager irrevocably agree to waive trial by jury in any action, proceeding, claim or counterclaim brought by or on behalf of any party related to or arising out of this letter agreement or the performance of services hereunder.

Each of the parties hereto irrevocably agrees that, except as otherwise set forth in this paragraph, any state or U.S. federal court sitting in The State of Florida shall have exclusive jurisdiction to hear and determine any suit, action or proceeding and to settle any dispute arising out of or relating to this letter agreement and, for such purposes, irrevocably submits to the jurisdiction of such courts. AZUR hereby appoints the offices of 633 SE Third Avenue, Suite 203, Ft. Lauderdale, FL, as its agent for service of process, and agrees that service of any process, summons, notice or document upon such agent, by hand delivery or registered mail, shall be effective service of process for any suit, action or proceeding brought in any such court. AZUR irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum. AZUR agrees that a final judgment that is not appealable in any such suit, action or proceeding brought in any such court may be enforced in any other court to whose jurisdiction AZUR is or may in the future be subject, by suit upon judgment. AZUR further agrees that nothing herein shall affect the Lead Manager's rights to effect service of process in any other manner permitted by law or to bring a suit, action or proceeding (including a proceeding for enforcement of a judgment) in any other court or jurisdiction located in the State of Florida in accordance with applicable law.

To the extent that AZUR may in any jurisdiction claim for itself or its assets or revenues sovereign or other immunity from suit, execution, attachment (whether in aid of execution, before judgment or otherwise) or other legal process, AZUR agrees not to claim and irrevocably waives such immunity in respect of this letter agreement and its obligations hereunder to the fullest extent permitted by the laws of such jurisdiction. Without limiting the generality of the foregoing, AZUR agrees that the foregoing waiver of immunity shall have the fullest scope permitted under the U.S. Foreign Sovereign Immunities Act of 1976 and is intended to be irrevocable for purposes of such Act.

The payment of any amount due hereunder in U.S. dollars or any other currency (the "relevant currency") is of the essence. To the fullest extent permitted by law, the obligation of AZUR in respect of any amount due under this agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the other party entitled to receive such payment may, in accordance with its normal procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the business day immediately following the day on which such party receives such payment. If the amount in the relevant currency that may be so purchased for any reason falls short of the amount originally due, AZUR shall pay such additional amounts, in the relevant currency, as may be necessary to compensate for the shortfall. Any obligation of AZUR not discharged by such payment shall, to the fullest extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided herein, shall continue in full force and effect.

NEXXUS

15. Miscellaneous. This letter agreement contains the entire agreement between the parties relating to the subject matter hereof and supersedes all oral statements and prior writings with respect thereto. This letter agreement may not be amended or modified except by a writing executed by each of the parties hereto. Section headings herein are for convenience only and are not a part of this letter agreement. This letter agreement is solely for the benefit of AZUR and the Lead Manager, and no other person (except for Indemnified Persons to the extent set forth in Annex A hereto) shall acquire or have any rights under or by virtue of this letter agreement. This letter agreement may not be assigned by AZUR or the Lead Manager without the other party's prior written consent. Neither party hereto shall be responsible or have any liability to any other party for any indirect, special or consequential damages arising out of or in connection with this letter agreement or the transactions contemplated hereby, even if advised of the possibility thereof.

If any term, provision, covenant or restriction contained in this letter agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated. AZUR and the Lead Manager shall endeavor in good faith negotiations to replace the invalid, void or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, void or unenforceable provisions.

This letter agreement may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument. Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed duplicate copy of this letter agreement.

Very truly yours,

Nexxus One Capital Trust of Switzerland AG

By: ____________________

Accepted and agreed to as of
The date first written above:

AZUR HOLDINGS INC.

By: ____________________
Name: Azur Holdings Inc.
Title: ~~Managing Member~~ C.E.O

# ANNEX A

AZUR agrees to indemnify and hold harmless the Lead Manager, their affiliates and their respective officers, directors, employees, agents and controlling persons (each an "Indemnified Person") from and against any and all losses, claims, damages, liabilities and expenses, joint or several, to which any such Indemnified Person may become subject under applicable law or otherwise arising out of or in connection with the letter agreement to which this Annex A is attached or the carrying out of the engagement of the Lead Manager thereunder, or any claim, litigation, investigation or proceedings relating to the foregoing ("Proceedings") regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse such Indemnified Persons for any documented reasonable legal or other expenses as they are incurred in connection with investigating, responding to or defending any of the foregoing, provided that the foregoing indemnification will not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or expenses to the extent that they are finally judicially determined to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless, then AZUR shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, claim, damage, liability or expense in such proportion as is appropriate to reflect not only the relative benefits received by AZUR on the one hand and such Indemnified Person on the other hand but also the relative fault of AZUR and such Indemnified Person, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to AZUR on the one hand and all Indemnified Persons on the other hand shall be deemed to be in the same proportion as (i) the total value received or proposed to be received by AZUR pursuant to any Funding of the Securities (whether or not consummated) bears to (ii) the fee paid or proposed to be paid to the Lead Manager in connection with such Funding. The indemnity, reimbursement and contribution obligations of AZUR under these paragraphs shall be in addition to any liability which AZUR may otherwise have to an Indemnified Person and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of AZUR and any Indemnified Person.

Promptly after receipt by an Indemnified Person of notice of the commencement of any Proceedings, such Indemnified Person will, if a claim is to be made hereunder against AZUR in respect thereof, notify AZUR in writing of the commencement thereof; *provided* that (i) the omission so to notify AZUR will not relieve it from any liability or obligation which it may have hereunder except to the extent it has been materially prejudiced by such failure and (ii) the omission so to notify AZUR will not relieve it from any liability which it may have to an Indemnified Person otherwise than on account of this indemnity agreement. In case any such Proceedings are brought against any Indemnified Person and it notifies AZUR of the commencement thereof, AZUR will be entitled to participate therein and, to the extent that it may elect by written notice delivered to the Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to the Lead Manager; provided that if the defendants in any such Proceedings include both the Indemnified Person and AZUR and the Indemnified Person with the advice of counsel shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to AZUR and that representation of both AZUR and the Indemnified Person would be inappropriate or inadvisable due to actual or potential differing interests between AZUR and such Indemnified Person, the Indemnified Person shall have the right to select separate counsel approved by the Lead Manager to assert such legal defenses and to otherwise participate in the defense of such Proceedings on behalf of such Indemnified Person. Upon receipt of notice from AZUR to such Indemnified Person of its election so to assume the defense of such Proceedings and approval by the Indemnified Person of counsel, AZUR will not be liable to such Indemnified Person for expenses incurred by the Indemnified Person in connection with the defense thereof (other than reasonable costs of investigation) unless (i) the Indemnified Person shall have employed separate counsel in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however,

that AZUR shall not be liable for the expenses of more than one separate counsel (in addition to any local counsel), representing the Indemnified Persons who are parties to such Proceedings), (ii) AZUR shall not have employed counsel reasonably satisfactory to the Lead Manager to represent the Indemnified Person within a reasonable time after notice of commencement of the Proceedings or (iii) AZUR has authorized in writing the employment of counsel for the Indemnified Person.

AZUR shall not be liable for any settlement of any Proceedings effected without its written consent (which consent shall not be unreasonably withheld), but if settled with its written consent or if there be a final judgment for the plaintiff in any such Proceedings, AZUR agrees to indemnify and hold harmless each Indemnified Person from and against any and all losses, claims, damages, liabilities and expenses by reason of such settlement or judgment. Notwithstanding the immediately preceding sentence, if at any time an Indemnified Person shall have requested AZUR to reimburse such Indemnified Person for legal or other expenses in connection with investigating, responding to or defending any Proceedings as contemplated by this Annex A, AZUR shall be liable for any settlement of any Proceedings effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by AZUR of such request for reimbursement and (ii) AZUR shall not have reimbursed such Indemnified Person in accordance with such request prior to the date of such settlement. AZUR shall not, without the prior written consent of the Lead Manager (which consent shall not be unreasonably withheld), effect any settlement of any pending or threatened Proceedings in respect of which indemnity could have been sought hereunder by an Indemnified Person unless such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on claims that are the subject matter of such Proceedings.

Capitalized terms used but not defined in this Annex A have the meanings assigned to such terms in the letter agreement to which this Annex A is attached.